EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Navistar International Corporation:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 2-70979, 33-26847, 333-29301, 333-77781, 333-86756, 333-86754, 333-113896, 333-162266, 333-166273 and 333-186820) and on Form S-3 (Nos. 333-184565-01 and 333-187557-01) of Navistar International Corporation of our report dated December 20, 2013, with respect to the Consolidated Balance Sheets of Navistar International Corporation and subsidiaries as of October 31, 2013 and 2012, and the related Consolidated Statements of Operations, Consolidated Statements of Comprehensive Income (Loss), Consolidated Statements of Stockholders’ Equity (Deficit), and Consolidated Statements of Cash Flows for each of the years in the three-year period ended October 31, 2013 and the effectiveness of internal control over financial reporting as of October 31, 2013, which report appears in the October 31, 2013 annual report on Form 10-K of Navistar International Corporation.
Our report dated December 20, 2013, on the effectiveness of internal control over financial reporting as of October 31, 2013, expresses our opinion that Navistar International Corporation did not maintain effective internal control over financial reporting as of October 31, 2013 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states: Material weaknesses related to: 1) controls over the completeness and accuracy of underlying data used in the determination of significant estimates and accounting transactions, and 2) controls over the presentation of income tax expense between different categories of income have been identified and included in management’s assessment.
/s/ KPMG LLP
Chicago, Illinois
December 20, 2013

E-18